Exhibit 99

Snap-on Announces First Quarter 2022 Results

Sales of $1,097.8 million up 7.1% from Q1 2021, organic sales up 8.0%;

Operating margin before financial services of 20.3% improves 70 basis points;

Diluted EPS of $4.00 increases 14.3% from Q1 2021

KENOSHA, Wis.--(BUSINESS WIRE)--April 21, 2022--Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks, today announced operating results for the first quarter of 2022.

  Net sales of $1,097.8 million in the first quarter of 2022 increased $73.2 million, or 7.1%, from 2021 levels, reflecting an $80.4 million, or 8.0%, organic sales gain and $8.5 million of acquisition-related sales, partially offset by $15.7 million of unfavorable foreign currency translation.
  Operating earnings before financial services for the quarter of $223.1 million, or 20.3% of sales, compared to $200.9 million, or 19.6% of sales, in 2021.
  Financial services revenue in the quarter of $87.7 million compared to $88.6 million in 2021; financial services operating earnings of $70.4 million compared to $65.3 million last year.
  Consolidated operating earnings for the quarter of $293.5 million compared to $266.2 million last year. As a percentage of revenues (net sales plus financial services revenue), consolidated operating earnings were 24.8% and 23.9% in the first quarters of 2022 and 2021, respectively.
  The first quarter effective income tax rate was 23.7% in 2022 and 23.5% in 2021.
  Net earnings in the quarter of $217.4 million, or $4.00 per diluted share, compared to first quarter 2021 net earnings of $192.6 million, or $3.50 per diluted share.

See “Non-GAAP Measures” below for a definition of, and further explanation about, organic sales.

“Our first quarter results are once again encouraging, demonstrating our upward trajectory in sales, profitability and earnings, and overcoming the varying difficulties faced in the current macroeconomic and geopolitical environments,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “Throughout the turbulence of the past two years, we believe our markets have remained resilient and our strategic position has strengthened, as evidenced by our continuing sales growth over the pre-pandemic period of 2019, reaching 19.1%, or 16.9% organically, in the quarter. The capable and consistent execution of our teams has delivered substantial momentum, expanded our profitability, and extended our advantages in our products, our brands, and our people. We expect that the combination of our coherent growth and of our Snap-on Value Creation Processes will drive ongoing and significant progress for the foreseeable future. Finally, I want to thank our franchisees and associates for their steadfast contributions, for their uninterrupted dedication, and for their unfailing confidence in our path forward.”

Segment Results

Commercial & Industrial Group segment net sales of $340.1 million in the quarter compared to $345.7 million last year, reflecting a $3.6 million, or 1.1%, organic sales increase, which was more than offset by $9.2 million of unfavorable foreign currency translation. The organic gain is primarily due to higher sales in the segment’s Asia Pacific operations, partially offset by declines in critical industries, where lower activity with the military overtook higher sales to general industry and technical education customers.

Operating earnings of $45.7 million in the period, including $2.2 million of unfavorable foreign currency effects, compared to $50.7 million in 2021. The operating margin (operating earnings as a percentage of segment net sales) of 13.4% compared to 14.7% a year ago.

Snap-on Tools Group segment net sales of $512.1 million in the quarter compared to $478.3 million last year, reflecting a $36.8 million, or 7.7%, organic sales gain, partially offset by $3.0 million of unfavorable foreign currency translation. The organic increase is due to higher activity in the U.S. franchise business, partially offset by a decrease in the segment’s international operations.

Operating earnings of $116.0 million in the period, including $0.8 million of favorable foreign currency effects, compared to $98.9 million in 2021. The operating margin of 22.7% compared to 20.7% last year.

Repair Systems & Information Group segment net sales of $398.2 million in the quarter increased $50.6 million, or 14.6%, from 2021 levels, reflecting a $45.7 million, or 13.3%, organic sales increase and $8.5 million of acquisition-related sales, partially offset by $3.6 million of unfavorable foreign currency translation. The organic gain is comprised of higher sales of undercar equipment, higher activity with OEM dealerships, and increased sales of diagnostics and repair information products to independent repair shop owners and managers.

Operating earnings of $91.6 million in the period, including $0.9 million of favorable foreign currency effects, compared to $81.4 million in 2021. The operating margin of 23.0% compared to 23.4% a year ago.

Financial Services operating earnings of $70.4 million on revenue of $87.7 million in the quarter compared to operating earnings of $65.3 million on revenue of $88.6 million a year ago. Originations of $245.6 million in the first quarter decreased $16.2 million, or 6.2%, from 2021 levels.

Corporate expenses in the first quarter of $30.2 million compared to $30.1 million last year.

Outlook

COVID-19, its subsequent variants, as well as related supply chain inefficiencies, continue to impact economic activity worldwide in 2022. The company believes that our markets and our operations possess and, indeed, have demonstrated considerable resilience against the impact of the virus and that there will be ongoing advancement even in the midst of the turbulence. The trajectory, however, may be uncertain due to the evolving nature of the situation.

Snap-on expects to make continued progress in 2022 along its defined runways for coherent growth, leveraging capabilities already demonstrated in the automotive repair arena and developing and expanding its professional customer base, not only in automotive repair, but in adjacent markets, additional geographies and other areas, including extending in critical industries, where the cost and penalties for failure can be high. In pursuit of these initiatives, the company anticipates that capital expenditures in 2022 will be in a range of $90 million to $100 million, of which $20.2 million was incurred in the first three months of the year. Snap-on continues to respond to the global macroeconomic challenges through its Rapid Continuous Improvement (RCI) process and other cost reduction initiatives.

Snap-on currently anticipates that its full year 2022 effective income tax rate will be in the range of 23% to 24%.

Conference Call and Webcast on April 21, 2022, at 9:00 a.m. Central Time

A discussion of this release will be webcast on Thursday, April 21, 2022, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit https://www.snapon.com/EN/Investors/Investor-Events and click on the link to the call. The slide presentation accompanying the call can be accessed under the Downloads tab in the webcast viewer, as well as on the Snap-on website at https://www.snapon.com/EN/Investors/Financial-Information/Quarterly-Earnings.

Non-GAAP Measures

References in this release to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to exclude acquisition-related sales and the impact of foreign currency translation. Management evaluates the company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, expanded customer base, geographic expansion, new product development and pricing changes, and excludes sales contributions from acquired operations the company did not own as of the comparable prior-year reporting period. Organic sales also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in the company’s businesses and facilitates comparisons of its sales performance with prior periods.

About Snap-on

Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks. Products and services include hand and power tools, tool storage, diagnostics software, information and management systems, shop equipment and other solutions for vehicle dealerships and repair centers, as well as for customers in industries, including aviation and aerospace, agriculture, construction, government and military, mining, natural resources, power generation and technical education. Snap-on also derives income from various financing programs to facilitate the sales of its products and support its franchise business. Products and services are sold through the company’s franchisee, company-direct, distributor and internet channels. Founded in 1920, Snap-on is a $4.25 billion, S&P 500 company headquartered in Kenosha, Wisconsin.

Forward-looking Statements

Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release may contain statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended January 1, 2022, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.

For additional information, please visit www.snapon.com.

SNAP-ON INCORPORATED Condensed Consolidated Statements of Earnings (Amounts in millions, except per share data) (unaudited)

	Three Months Ended
	April 2,	April 3,
	2022	2021

Net sales	$1,097.8	$1,024.6
Cost of goods sold	(563.5)	(511.0)
Gross profit	534.3	513.6
Operating expenses	(311.2)	(312.7)
Operating earnings before financial services	223.1	200.9

Financial services revenue	87.7	88.6
Financial services expenses	(17.3)	(23.3)
Operating earnings from financial services	70.4	65.3

Operating earnings	293.5	266.2
Interest expense	(11.6)	(14.3)
Other income (expense) – net	8.3	4.3
Earnings before income taxes and equity earnings	290.2	256.2
Income tax expense	(67.5)	(59.1)
Earnings before equity earnings	222.7	197.1
Equity earnings, net of tax	—	0.5
Net earnings	222.7	197.6
Net earnings attributable to noncontrolling interests	(5.3)	(5.0)
Net earnings attributable to Snap-on Inc.	$217.4	$192.6

Net earnings per share attributable to Snap-on Inc.:
Basic	$4.07	$3.55
Diluted	4.00	3.50

Weighted-average shares outstanding:
Basic	53.4	54.2
Effect of dilutive securities	0.9	0.9
Diluted	54.3	55.1

SNAP-ON INCORPORATED Supplemental Segment Information (Amounts in millions) (unaudited)

	Three Months Ended
	April 2,	April 3,
	2022	2021
Net sales:
Commercial & Industrial Group	$340.1	$345.7
Snap-on Tools Group	512.1	478.3
Repair Systems & Information Group	398.2	347.6
Segment net sales	1,250.4	1,171.6
Intersegment eliminations	(152.6)	(147.0)
Total net sales	1,097.8	1,024.6
Financial Services revenue	87.7	88.6
Total revenues	$1,185.5	$1,113.2

Operating earnings:
Commercial & Industrial Group	$45.7	$50.7
Snap-on Tools Group	116.0	98.9
Repair Systems & Information Group	91.6	81.4
Financial Services	70.4	65.3
Segment operating earnings	323.7	296.3
Corporate	(30.2)	(30.1)
Operating earnings	293.5	266.2
Interest expense	(11.6)	(14.3)
Other income (expense) – net	8.3	4.3
Earnings before income taxes and equity earnings	$290.2	$256.2

SNAP-ON INCORPORATED Condensed Consolidated Balance Sheets (Amounts in millions) (unaudited)

	April 2,	January 1,
	2022	2022
Assets
Cash and cash equivalents	$861.1	$780.0
Trade and other accounts receivable – net	731.3	682.3
Finance receivables – net	542.7	542.3
Contract receivables – net	102.1	110.4
Inventories – net	864.1	803.8
Prepaid expenses and other assets	134.7	134.6
Total current assets	3,236.0	3,053.4

Property and equipment – net	513.1	518.2
Operating lease right-of-use assets	50.1	51.9
Deferred income tax assets	69.3	49.5
Long-term finance receivables – net	1,099.2	1,114.0
Long-term contract receivables – net	377.6	378.2
Goodwill	1,077.8	1,116.5
Other intangibles – net	295.5	301.7
Other assets	176.6	176.3
Total assets	$6,895.2	$6,759.7

Liabilities and Equity
Notes payable	$19.6	$17.4
Accounts payable	297.3	277.6
Accrued benefits	73.1	67.4
Accrued compensation	74.8	114.8
Franchisee deposits	74.8	80.7
Other accrued liabilities	484.5	424.3
Total current liabilities	1,024.1	982.2

Long-term debt	1,183.2	1,182.9
Deferred income tax liabilities	112.9	122.7
Retiree health care benefits	30.4	31.1
Pension liabilities	96.4	104.9
Operating lease liabilities	32.5	34.2
Other long-term liabilities	95.1	97.9
Total liabilities	2,574.6	2,555.9

Equity
Shareholders' equity attributable to Snap-on Inc.
Common stock	67.4	67.4
Additional paid-in capital	474.7	472.7
Retained earnings	5,841.0	5,699.9
Accumulated other comprehensive loss	(350.6)	(343.9)
Treasury stock at cost	(1,734.2)	(1,714.2)
Total shareholders' equity attributable to Snap-on Inc.	4,298.3	4,181.9
Noncontrolling interests	22.3	21.9
Total equity	4,320.6	4,203.8
Total liabilities and equity	$6,895.2	$6,759.7

SNAP-ON INCORPORATED Condensed Consolidated Statements of Cash Flows (Amounts in millions) (unaudited)

	Three Months Ended
	April 2,	April 3,
	2022	2021
Operating activities:
Net earnings	$222.7	$197.6
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	18.5	18.7
Amortization of other intangibles	7.2	6.0
Provision for losses on finance receivables	6.3	11.3
Provision for losses on non-finance receivables	3.8	2.6
Stock-based compensation expense	9.0	12.3
Deferred income tax provision	2.3	2.3
Gain on sales of assets	(2.7)	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	(53.1)	(9.8)
Contract receivables	9.7	5.6
Inventories	(61.7)	8.3
Prepaid and other assets	1.9	(1.8)
Accounts payable	24.1	17.5
Accruals and other liabilities	5.9	48.7
Net cash provided by operating activities	193.9	319.3

Investing activities:
Additions to finance receivables	(205.5)	(216.5)
Collections of finance receivables	215.6	228.6
Capital expenditures	(20.2)	(19.3)
Acquisitions of businesses, net of cash acquired	—	(200.0)
Disposals of property and equipment	3.8	—
Other	(0.3)	—
Net cash used by investing activities	(6.6)	(207.2)

Financing activities:
Net increase in other short-term borrowings	2.3	2.4
Cash dividends paid	(75.7)	(66.7)
Purchases of treasury stock	(28.8)	(151.9)
Proceeds from stock purchase and option plans	5.8	93.0
Other	(9.9)	(7.8)
Net cash used by financing activities	(106.3)	(131.0)

Effect of exchange rate changes on cash and cash equivalents	0.1	0.1
Increase (decrease) in cash and cash equivalents	81.1	(18.8)

Cash and cash equivalents at beginning of year	780.0	923.4
Cash and cash equivalents at end of period	$861.1	$904.6

Supplemental cash flow disclosures:
Cash paid for interest	$(13.8)	$(19.4)
Net cash paid for income taxes	(18.0)	(15.9)

Non-GAAP Supplemental Data

The following non-GAAP supplemental data is presented for informational purposes to provide readers with insight into the information used by management for assessing the operating performance of Snap-on Incorporated's ("Snap-on") non-financial services ("Operations") and "Financial Services" businesses.

The supplemental Operations data reflects the results of operations and financial position of Snap-on's tools, diagnostic and equipment products, software and other non-financial services operations with Financial Services presented on the equity method. The supplemental Financial Services data reflects the results of operations and financial position of Snap-on's U.S. and international financial services operations. The financing needs of Financial Services are met through intersegment borrowings and cash generated from Operations; Financial Services is charged interest expense on intersegment borrowings at market rates. Income taxes are charged to Financial Services on the basis of the specific tax attributes generated by the U.S. and international financial services businesses. Transactions between the Operations and Financial Services businesses are eliminated to arrive at the Condensed Consolidated Financial Statements.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings (Amounts in millions) (unaudited)

	Operations*		Financial Services
	Three Months Ended		Three Months Ended
	April 2,	April 3,	April 2,	April 3,
	2022	2021	2022	2021

Net sales	$1,097.8	$1,024.6	$—	$—
Cost of goods sold	(563.5)	(511.0)	—	—
Gross profit	534.3	513.6	—	—
Operating expenses	(311.2)	(312.7)	—	—
Operating earnings before financial services	223.1	200.9	—	—

Financial services revenue	—	—	87.7	88.6
Financial services expenses	—	—	(17.3)	(23.3)
Operating earnings from financial services	—	—	70.4	65.3

Operating earnings	223.1	200.9	70.4	65.3
Interest expense	(11.6)	(14.3)	—	—
Intersegment interest income (expense) – net	14.9	14.4	(14.9)	(14.4)
Other income (expense) – net	8.3	4.3	—	—
Earnings before income taxes and equity earnings	234.7	205.3	55.5	50.9
Income tax expense	(53.2)	(46.5)	(14.3)	(12.6)
Earnings before equity earnings	181.5	158.8	41.2	38.3
Financial services – net earnings attributable to Snap-on	41.2	38.3	—	—
Equity earnings, net of tax	—	0.5	—	—
Net earnings	222.7	197.6	41.2	38.3
Net earnings attributable to noncontrolling interests	(5.3)	(5.0)	—	—
Net earnings attributable to Snap-on	$217.4	$192.6	$41.2	$38.3

* Snap-on with Financial Services presented on the equity method.

SNAP-ON INCORPORATED Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Balance Sheets (Amounts in millions) (unaudited)

	Operations*		Financial Services
	April 2,	January 1,	April 2,	January 1,
	2022	2022	2022	2022
Assets
Cash and cash equivalents	$860.8	$779.9	$0.3	$0.1
Intersegment receivables	13.1	12.5	—	—
Trade and other accounts receivable – net	730.3	681.7	1.0	0.6
Finance receivables – net	—	—	542.7	542.3
Contract receivables – net	6.4	6.4	95.7	104.0
Inventories – net	864.1	803.8	—	—
Prepaid expenses and other assets	136.9	136.8	7.3	7.4
Total current assets	2,611.6	2,421.1	647.0	654.4

Property and equipment – net	511.2	516.5	1.9	1.7
Operating lease right-of-use assets	48.4	50.0	1.7	1.9
Investment in Financial Services	345.2	350.6	—	—
Deferred income tax assets	48.1	26.5	21.2	23.0
Intersegment long-term notes receivable	542.8	570.1	—	—
Long-term finance receivables – net	—	—	1,099.2	1,114.0
Long-term contract receivables – net	9.1	9.7	368.5	368.5
Goodwill	1,077.8	1,116.5	—	—
Other intangibles – net	295.5	301.7	—	—
Other assets	188.7	188.6	0.1	0.1
Total assets	$5,678.4	$5,551.3	$2,139.6	$2,163.6

Liabilities and Equity
Notes payable	$19.6	$17.4	$—	$—
Accounts payable	296.9	276.6	0.4	1.0
Intersegment payables	—	—	13.1	12.5
Accrued benefits	73.0	67.4	0.1	—
Accrued compensation	72.8	110.9	2.0	3.9
Franchisee deposits	74.8	80.7	—	—
Other accrued liabilities	456.4	407.1	37.6	26.8
Total current liabilities	993.5	960.1	53.2	44.2

Long-term debt and intersegment long-term debt	—	—	1,726.0	1,753.0
Deferred income tax liabilities	112.9	122.7	—	—
Retiree health care benefits	30.4	31.1	—	—
Pension liabilities	96.4	104.9	—	—
Operating lease liabilities	31.0	32.5	1.5	1.7
Other long-term liabilities	93.6	96.2	13.7	14.1
Total liabilities	1,357.8	1,347.5	1,794.4	1,813.0

Total shareholders' equity attributable to Snap-on	4,298.3	4,181.9	345.2	350.6
Noncontrolling interests	22.3	21.9	—	—
Total equity	4,320.6	4,203.8	345.2	350.6
Total liabilities and equity	$5,678.4	$5,551.3	$2,139.6	$2,163.6

* Snap-on with Financial Services presented on the equity method.

Contacts

Investors:
Sara Verbsky
262/656-4869

Media:
Samuel Bottum
262/656-5793